Exhibit 10.30

Employment Contract – Dong Yao

Employer (Party A): America Arki Network Service Beijing Co., Ltd.

Address: 77 Jianguo Road, Huamao Center, 2503B05, Chaoyang District, Beijing, PRC.

Employee (Party B): Dong Yao, male;

I.	Contract period

This contract is unfixed-term contract starting from January 5, 2013 through November 5, 2015.

II.	Employment location and title

Party B agrees to work with Party A in the Office of Chief Officers in Beijing based on the job requirement and with the job title as Chief Technology Officer.

III.	Labor remuneration

The annual salary of Party B is RMB120,000 per year which shall be paid at the tenth day of every month.

The annual salary of Party B includes the basic salary, the house benefits and transportation benefits, the overtime work compensation, laid off economic compensation, non competition compensation, social security benefits and other benefits and bonus etc.

Party B dully understands the salary system of Party B and accepts such salary payment. The parties can stipulate the other salary standard through negotiation and put such agreement in writing.

Party A shall fully pay the salary to Party B monthly in cash and shall not delay or hold it without reason.

IV.	Work hours, Rest and Leave

Party A adopts the standard work hour system and the other work hour system permitted by the laws and regulations of PRC.

Party B enjoys all holidays and vacation rights under the national regulations during the contract period.

V.	Social insurance

Following the related national and local social insurance law, Party A shall pay social insurance fee on behalf of Party B; Party A shall deduct from Party B’s salary the individual payment part for the social security fee.

Upon the termination of the contract, Party A shall perform relevant social insurance procedure for Party B.

Any other benefits shall be based on relevant policies and regulations by the national and local government.

VI.	Employment protection, work condition and protection against occupational hazards

Party A shall strictly follow all laws and regulations related to labor protection by the national and local government of PRC and shall provide Party B with necessary work conditions and tools, establish safe production process, design standard operating instructions, work specifications and labor safety and health system.

If Party B involves in occupational hazards, Party A shall follow the national regulations to perform pre-service and post-service occupational health check; and shall provide regular health examinations during the contract period.

If Party A provides Party B occupational trainings and pays the training fees, the parties can execute training service agreement specifying the service duration and breach liability

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VII.	Labor disciplines and regulations:

Party A shall make all legally designed labor disciplines and regulations public to Party B. Party B shall strictly follow regulations and rules of Party A and shall complete all tasks, improve his/her professional skills and execute all labor disciplines and ethics. If Party B violates any regulations, Party A can give appropriate administrative sanctions or terminate the contract under worse scenario according to its disciplines and regulations.

Party B shall keep confidential all the information he received about the business secret and other confidential information.

VIII.	Modification, revision, termination of the contract

When the labor contract expires or the termination condition of the labor contract stipulated by the two parties occurs, the labor contract shall be terminated. Upon mutual consent, the parties can renew the labor contract. The modification of the labor contract shall be carried out in accordance with the relevant regulations and laws of PRC.

IX.	Financial compensation and damages:

If Party A terminates the contract and is in violation of relevant labor laws and regulations, it shall pay Party B financial compensation and economic damages incurred if Party B suffers such damages.

If Party B terminates this contract and in breach of the contract provisions herein, he shall pay Party A following loss:

a.	all training fees paid by Party A,

b.	the direct economic loss caused to Party A, and

c.	The breach compensation to Party A due to Party B’s violation of business confidentiality and non - competition agreement.

d.	Other compensation costs mentioned in the contract.

X.	Other stipulations

Party A has the right to knowledge the basic information of Part B before Party B signs this labor contract.

XI.	Dispute resolution:

Any labor dispute regarding performance of this contract can be brought up for medication and arbitration If any party could not agree with the result of the arbitration, it can initiate litigation or negotiate to solve such disputes.

Upon the disputes, the party who would like to proceed via arbitration shall submit written application to Labor Dispute Arbitration Committee for arbitration. Either party can initiate litigation in court after it receives the arbitration award if it could not agree with the agreement.

XI.	Miscellaneous

The bylaws and regulations of Party A are appendix to this labor contract, which shall constitute the whole labor contract with this contract.

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Any unresolved issue of this contract, parties can revolve through negotiation. If provisions of this contract conflict with laws and regulations of PRC, such provisions shall be nullified and the associate national laws and regulations shall prevail.

This contract is written in duplicate with each party holding one copy. The contract will come into force upon execution or stamp of both parties.

Party A: America Arki Network Service Beijing Co., Ltd.

Party B: Dong Yao

The contract was signed on January 5, 2013.

Extension of Employment Agreement

The parties signed hereunder agree to extend the employment of Party B under the same terms and conditions from November 5, 2015 to November 5, 2020.

Party A: America Arki Network Service Beijing Co., Ltd.

Party B: Dong Yao

The contract was signed on November 5, 2015.

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